Exhibit 5.1

June 26, 2015

U.S. Securities and Exchange Commission

100 F Street NE

Washington, D.C. 20549

Re: ProGreen Properties, Inc.

Ladies and Gentlemen:

This opinion is provided in connection with a Form S-8 Registration Statement (the “Registration Statement”) being filed by ProGreen Properties Inc. (the “Company”) on or about June 22, 2015. The Registration Statement relates to the registration of 5,000,000 shares of the Company’s Common Stock, par value $0.0001 per share (the “Shares”), that may be issued under the Company’s 2015 Equity Incentive Plan, as adopted on June 4, 2015 (the "Plan").

For purposes of this opinion, I have examined copies of (i) the Registration Statement, (ii) the Company’s Certificate of Incorporation, as amended to date, (iii) the Company’s Bylaws, as amended to date, (iv) the Plan, (v) resolutions of the Board of Directors and of the stockholders of the Company relating to adoption and approval of the Plan, and (vi) resolutions of the Board of Directors regarding the shares authorized to be issued thereunder. In rendering the opinion expressed herein, I have assumed the genuineness of all signatures, the authenticity of all documents, instruments and certificates purporting to be originals, the conformity with the original documents, instruments and certificates of all documents, instruments and certificates purporting to be copies, and the legal capacity to sign of all individuals executing documents, instruments and certificates. I have also assumed that all Shares will be issued pursuant to the Plan for a purchase price of not less than $0.0001 per share.

Based upon and subject to the foregoing and the effectiveness of the Registration Statement, I am of the opinion that the Shares that may be issued by the Company pursuant to the Plan, when duly issued and paid for in accordance with the Registration Statement, the prospectus related to the Plan and the Plan for the consideration provided for therein, will be legally issued, fully paid and non-assessable.

ProGreen Properties, Inc. | Feinstein Law, P.A.	P a g e 2 | 2

June 24, 2015

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement, and I further consent to the use of my name in the Registration Statement and the prospectus that forms a part thereof. In giving this consent, I do not admit thereby that I come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Todd S. Feinstein
Todd. S. Feinstein, Esq.
FOR THE FIRM
Feinstein Law, P.A.

5447 Haines Road North, #140 ◆ St. Petersburg, Florida 33714 ◆ (619) 990.7491

www.feinsteinlawfirm.com